 EXHIBIT 23.2

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We, Western Water Consultants, Inc., d.b.a. WWC Engineering (“WWC”), hereby consent to the incorporation by reference of any mineral resource estimates or other analysis performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K, and any amendments or supplements thereto (together, “Form 10-K”) for the year ended December 31, 2021, whether derived from or in summary or quoted form, and the filing and use of the technical report summaries for Lost Creek ISR Uranium Property, Sweetwater County, Wyoming, USA and Shirley Basin ISR Uranium Project, Carbon County, Wyoming, USA, each dated March 7, 2022 (with information as of December 31, 2021), as exhibits 96.1 and 96.2, respectively, to the Form 10-K and as are referenced in the Form 10-K.

Further, WWC consents to the use and reference of our name, in our status as an expert and a Qualified Person, pursuant to S-K 1300, in connection with the Form 10-K and the referenced technical report summaries that were prepared by WWC and that WWC supervised the preparation of and/or that were reviewed and approved by WWC.

Further, we consent to the incorporation by reference in the Company’s Registration Statements on Form S‑3 (File Nos. 333-193316, 333-219433, and 333-261309) and on Form S-8 (File Nos. 333-153098, 333-168589, 333-168590 and 333-181380), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing of the above items as included in the Form 10-K.

Date: March 9, 2022	WESTERN WATER CONSULTANTS, INC., d.b.a. WWC ENGINEERING
/s/ Western Water Consultants, Inc., d.b.a. WWC Engineering